Exhibit 99.1

WASHINGTON REAL ESTATE INVESTMENT TRUST	NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.washingtonreit.com

June 12, 2014

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES APPOINTMENT OF BENJAMIN BUTCHER TO BOARD OF TRUSTEES
Washington Real Estate Investment Trust (Washington REIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced the election of Benjamin S. Butcher, an additional independent member, to the Board of Trustees. Mr. Butcher will join the Board effective July 1, 2014.

“We are extremely pleased to welcome Ben to the Washington REIT Board of Trustees,” said Charles T. Nason, Chairman of the Board of Washington REIT. “Ben has substantial experience and leadership in the real estate industry, as the Chief Executive Officer, President and Chairman of the Board of Directors of STAG Industrial, Inc., a publicly traded REIT. We are confident that Ben will be a tremendous asset as we continue to execute on our strategy to create a stronger more focused portfolio and drive value creation.”

“I am excited to join the Washington REIT Board of Trustees and to be a part of the company’s transformation into a preeminent leader of commercial real estate in the Washington, DC metropolitan area,” said Benjamin S. Butcher. “I look forward to working with Washington REIT’s strong leadership team and to contributing to the long-term success and growth of the organization.”

Mr. Butcher currently serves as the Chief Executive Officer, President and Chairman of the Board of Directors of STAG Industrial, Inc. (NYSE: STAG), a publicly traded real estate company focused on acquisition, ownership and management of single tenant industrial properties through the United States since its inception in 2011. Prior to the formation of STAG, Mr. Butcher founded and oversaw the growth of its predecessor business serving as a member of the Board of Managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a Director at Credit Suisse First Boston, and prior to that he served as a Director at Nomura Asset Capital from 1993 to 1997. Mr. Butcher received his Bachelor of Arts degree from Bowdoin College and his Masters of Business Administration degree from the Tuck School of Business at Dartmouth.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 54 properties totaling approximately 7 million square feet of commercial space and 2,890 residential units, and land held for development. These 54 properties consist of 25 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K and First Quarter 2014 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.